EXHIBIT 99.2


NATIONAL COAL CORP. SIGNS AGREEMENT TO ACQUIRE MINING ASSETS OF ROBERT CLEAR COAL CORPORATION

Wednesday September 1, 6:48 pm ET

KNOXVILLE, Tenn.--Sept. 1, 2004--National Coal Corp. (OTCBB:NLCP), a coal producer operating in Eastern Tennessee, today announced its wholly-owned subsidiary, National Coal Corporation, has signed an agreement to purchase the mining rights and permits on 7,000 acres of land from Robert Clear Coal Corporation, a coal mining company located in the Elk Valley area of Eastern Tennessee. Consummation of the transaction is subject to customary closing conditions. National Coal expects to close the transaction within 60 days.

Upon the closing of the transaction, National will replace $3.9 million of the seller's reclamation and other bonds and will also acquire all leases, permits and mining equipment for approximately $5.5 million, plus the assumption of some current liabilities.

National expects to commence mining operations on all approved and permitted sites immediately upon close of this transaction. When fully operational, the mines are expected to generate more than 40,000 tons of coal per month.

Reclamation work currently associated with the site, as well as all future mining operations, will be guided by the Company's environmentalist to ensure that all reclamation and mining is performed in accordance with National's high standards.

About National Coal Corp.

National  Coal  Corp.,  through  its  wholly-owned  subsidiary,   National  Coal
Corporation, owns coal mineral rights on approximately 70,000 acres in Eastern Tennessee. For more information, visit www.nationalcoal.com.

This release contains statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about National Coal's business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Examples of forward looking-statements include (i) the estimated closing date of the acquisition, and (ii) the estimated monthly coal production on the acquired property. Actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, National Coal's ability to rapidly and efficiently integrate the acquired operations into its existing operations, the occurrence of unanticipated delays in closing the acquisition, the demand for coal, the price of coal, the supply of coal and other competitive factors, the costs to mine and transport coal, the ability to obtain new mining permits, the costs of reclamation of previously mined properties, and the risks of expanding coal production. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including


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the  company's  most  recently  filed Annual Report on Form 10-KSB and Quarterly
Reports on Form 10-QSB, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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Contact:

         National Coal Corp.
         Kearstin Patterson, 865-769-3749 or 865-207-3875 (cell)
         kpatterson@nationalcoal.com
         or
         Cunningham & Company
         Christine Pietryla, 312-334-9037 or 312-208-8776 (cell)
         cpietryla@cunninghamcomp.com
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Source: National Coal Corp.